As filed with the Securities and Exchange Commission on June 20, 2002
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GenCorp Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0244-000
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95853-7012
(916) 355-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William R. Phillips

Senior Vice President, Law, General Counsel and Secretary
GenCorp Inc.
P.O. Box 537012
Sacramento, California 95853-7012
(916) 355-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Christopher M. Kelly	Timothy J. Melton
Jones, Day, Reavis & Pogue	Jones, Day, Reavis & Pogue
901 Lakeside Avenue	77 West Wacker Drive
Cleveland, Ohio 44114	Chicago, IL 60601-1692
(216) 586-3939	(312) 782-3939

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Unit(1)(2)	Price(1)(2)	Registration Fee(3)

Common Stock and associated Rights

Cumulative Preference Stock

Debt Securities

Warrants

Depositary Shares(4)

Stock Purchase Contracts and Stock Purchase Units

Total	$300,000,000	100%	$300,000,000	$27,600

(1)	There are being registered under this Registration Statement such indeterminate number of shares of common stock and cumulative preference stock, such indeterminate principal amount of debt securities, which may be senior or subordinated, of the Registrant and such indeterminate number of warrants, depositary shares, stock purchase contracts and stock purchase units of the Registrant as shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued with original issue discount, then the securities registered shall include such additional debt securities such that the aggregate initial public offering price of all securities sold pursuant to this Registration Statement will not exceed $300,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. Any offering of securities denominated in any foreign currency or currency unit or compound currency will be treated as the equivalent in U.S. dollars. Also includes (i) such indeterminate number of shares of common stock or cumulative preference stock, such number of depositary shares or warrants and such principal amount of debt securities as may from time to time be issued upon conversion or exchange of any cumulative preference stock, warrants or debt securities registered hereunder, for which no separate consideration will be payable, and (ii) such securities registered hereby as may be purchased by underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(4)	To be represented by Depositary Receipts and representing an interest in all or a specified portion of a share of cumulative preference stock. In the event that fractional interest in shares of preferred stock registered hereunder are offered, Depositary Receipts will be distributed to persons acquiring such fractional interest, and the shares of cumulative preference stock will be issued to the Depositary under a Deposit Agreement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2002

PROSPECTUS

[GENCORP LOGO]

$300,000,000

Gencorp Inc.

Common Stock

Preferred Share Purchase Rights
Cumulative Preference Stock
Debt Securities
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

        GenCorp Inc. intends to offer from time to time common stock, cumulative preference stock, debt securities, depositary shares, warrants, stock purchase contracts and stock purchase units. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $300,000,000. To the extent not described in this prospectus, we will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

      We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

      Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “GY.” As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

      The securities offered hereby have not been approved or recommended by the Securities and Exchange Commission or any state securities commission or regulatory authority. Furthermore, the forgoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

       See “Risk Factors” beginning on page 3 for a discussion of matters that you should consider before investing in any of our securities.

The date of this prospectus is                     , 2002.

ABOUT THIS PROSPECTUS
GENCORP INC.
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DIVIDEND POLICY
DESCRIPTION OF THE DEBT SECURITIES THAT WE MAY OFFER
DESCRIPTION OF THE CAPITAL STOCK AND RELATED RIGHTS THAT WE MAY OFFER
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS WE MAY OFFER
DESCRIPTION OF WARRANTS THAT WE MAY OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
CONSENT OF ERNST & YOUNG LLP
POWERS OF ATTORNEY

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent amount denominated in one or more foreign currencies.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering if those terms are not described in this prospectus. If we use a prospectus supplement, it may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” before investing in any of the securities offered.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

      The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

      References in this prospectus to the terms “we,” “us” or “GenCorp” or other similar terms mean GenCorp Inc., including our subsidiaries, unless we state otherwise or the context indicates otherwise.

GENCORP INC.

      We are a manufacturing and engineering company that is a leader in providing design solutions and products for the aerospace and defense market and the automotive vehicle sealing market. In addition, we supply both registered intermediates and final active pharmaceutical ingredients to pharmaceutical and biotechnology customers. Our operations are grouped into three operating segments:

•	aerospace and defense;

•	GDX Automotive; and

•	fine chemicals.

Our aerospace and defense segment, which we operate as Aerojet-General Corporation and refer to as Aerojet, develops and manufactures propulsion systems, both solid and liquid, for space and defense applications and armament systems for precision tactical weapons systems and munition applications. Our GDX Automotive segment designs and manufactures highly engineered automotive vehicle sealing systems for motor vehicle bodies and doors. Our fine chemicals segment manufactures fine chemical ingredients and active pharmaceutical ingredients, with a special emphasis on producing chemicals that are difficult to manufacture and that are used in therapeutic products and applications in areas such as oncology, anti-viral, arthritis, AIDS, neurology and anti-inflammatory treatments.

      We also own substantial amounts of undeveloped real property located in high-growth areas in Northern and Southern California. We have recently increased our focus on these sizable land holdings with the objective of maximizing the financial and business opportunities that we believe exist for these valuable assets. Approximately 2,600 contiguous acres of our land located near Sacramento were recently carved out from existing Superfund site designation. This land is situated in a high growth area along a major highway and has already been zoned for light industrial and commercial use. As a result, the carve-out represents a key initiative in our evolving strategy to maximize the value of our real estate.

      Our principal executive offices are currently located at Highway 50 and Aerojet Road, Rancho Cordova, California 95670. Our mailing address is P.O. Box 537012, Sacramento, California 95853-7012 and our telephone number is (916) 355-4000. We maintain a website at www.gencorp.com. However, we do not intend that our website be incorporated by reference into this prospectus.

RISK FACTORS

      An investment in any of our securities represents a high degree of risk. There are a number of factors associated with our business, including those specified below, which could affect your investment in us. Risks relating to a particular offering of securities will be set forth in a prospectus supplement, to the extent they are not described in this prospectus. Additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely impact an investment in our securities. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in any of our securities.

Risks Related to GenCorp

We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on any debt securities we issue or lead to a decline in the value of our equity securities.

      We have a substantial amount of indebtedness. As of February 28, 2002, after giving pro forma effect to the sale of our convertible notes in April 2002 and the application of the net proceeds, we would have had total consolidated debt of approximately $250 million. For the year ended November 30, 2001, giving pro forma effect to the sale of our electronic and information systems business in October 2001, our acquisition of the Draftex International Car Body Seals Division of the Laird Group plc in December 2000, the sale of the convertible notes and the application of the net proceeds from those sales, our earnings would have been insufficient to cover fixed charges by approximately $56 million. Subject to the limits contained in our senior credit facilities, we may incur additional debt in the future.

      We have substantial demands on our cash resources including, among others, operating expenses and interest and principal payments under our senior credit facilities and the convertible notes. Our level of indebtedness and these significant demands on our cash resources could have important effects on an investment in our securities and could lead to a decline in the value of one or more of those securities. For example they could:

•	make it more difficult for us to satisfy our outstanding debt obligations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage compared to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	limit our ability to borrow additional funds;

•	increase our vulnerability to general adverse economic and industry conditions; and/or

•	result in our failure to satisfy the financial covenants contained in our senior credit facilities or in other agreements governing our indebtedness, which, if not cured or waived, could lead to an acceleration of the maturity of our outstanding debt.

      Our ability to make required payments under our senior credit facilities and on the convertible notes to satisfy our other liabilities will depend upon our future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

      If we are unable to service our indebtedness and fund our operating costs, we will be forced to adopt alternative strategies that may include:

•	reducing or delaying capital expenditures;

•	seeking additional debt financing or equity capital;

•	selling assets;

•	restructuring or refinancing debt; or

•	curtailing or eliminating certain activities.

      We cannot assure you that any alternative strategy could be implemented on satisfactory terms, if at all.

Our debt agreements may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

      The agreements governing our senior credit facilities and the convertible notes limit or prohibit us or our subsidiaries from engaging in particular transactions and activities. Our senior credit facilities also contain financial covenants that will require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under our senior credit facilities and/or the indenture relating to our convertible notes. Upon the occurrence of an event of default under our senior credit facilities or the convertible notes, the debt could be declared immediately due and payable. If we were unable to repay amounts owed under our senior credit facilities, the lenders under those facilities could proceed against our and our subsidiaries’ assets granted to them as collateral to secure the indebtedness under those facilities. If the lenders under our senior credit facilities accelerate the payment of the indebtedness, the subordination provisions of any subordinated debt securities that we may offer would apply and we cannot assure you that our assets and those of any guarantors would be sufficient to repay in full the accelerated indebtedness and our other indebtedness.

We are substantially dependent on our subsidiaries for cash flow and to service our debt.

      Although we operate a portion of our North American GDX Automotive operations directly, the remainder of our operations, including all of the operations of our aerospace and defense and fine chemicals segments, as well as the European and Canadian portions of our GDX Automotive operations, are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations, including any debt securities that we may offer by the prospectus, and to pay dividends on any of our equity securities, are largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, including our senior credit facilities. We cannot assure you that the earnings of our operating subsidiaries, and their ability to make dividend or other payments to us, will be adequate for us to service our debt obligations or to pay dividends.

We may experience product failures, schedule delays or other problems with existing or new products and systems, all of which could adversely impact our business.

      Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions, particularly in our aerospace and defense segment. Even though we believe we employ sophisticated design, manufacturing and testing processes and practices, we cannot assure you that we will successfully launch or operate our products or that they will be developed or will perform as intended. Some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer if our products fail to perform adequately. Performance penalties also may be imposed should we fail to meet delivery schedules or other measures of contract performance.

      We have experienced occasional product failures and other problems with our rocket propulsion systems. We may experience product and service failures, schedule delays and other problems in connection with our propulsion systems or other products in the future. In addition to any costs resulting from product warranties, contract performance or required remedial action, such failures may result in increased costs or loss of sales due to postponement or cancellation of subsequently scheduled launches or other product and service deliveries.

      Our fine chemicals segment produces chemicals that are difficult to manufacture, including chemicals that are highly energetic and toxic. The production of these chemicals requires a high degree of precision and strict adherence to safety standards. The U.S. Food and Drug Administration must approve the production process for many of the products that our fine chemicals segment manufactures. In the past, we have experienced delays in obtaining approval for the production processes for certain products. These delays have negatively impacted the historical financial results of this business. If these types of delays were to occur in the future, the results for our fine chemicals segment and our overall operations could be adversely affected.

      We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of subsequently scheduled operations or product deliveries.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

      The aerospace and defense and the fine chemicals industries have undergone rapid and significant technological development over the last few years. The automotive vehicle sealing industry has also experienced significant changes in the fields of noise attenuation and alternative sealing materials, particularly in Europe. Our success in each of our business segments depends on our ability to maintain our market position with existing customers, generate sales from new sources and continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. We anticipate that we will continue to incur significant expenses in the design and initial manufacturing and marketing of new products and services. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;

•	require us to write-down obsolete facilities, equipment and technology;

•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

•	require significant capital expenditures beyond those currently contemplated.

      We cannot assure you that we will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services or that our existing products and services will not become technologically obsolete. Competition may grow more intense as industry-wide technological progress accelerates and more money is invested in new products or processes. In addition, we may incur significant costs associated with launching products employing new technology, including costs associated with scaling up our operations and transitioning from research and development to full production.

We may not be able to consummate or effectively integrate acquisitions, and our results may be adversely affected.

      Our business strategy contemplates continued expansion of our operations, including growth through future acquisitions. However, our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, to requalify on customer programs. In addition, future acquisitions could result in the incurrence of additional debt, costs and contingent liabilities, all of which could have a material adverse effect on our business, financial condition or results of operations. We may also incur costs and divert management attention for acquisitions which are never consummated. Integration of acquired operations may also take longer, or be more costly or disruptive to our business, than originally anticipated. It is also possible that expected synergies from past or future acquisitions may not materialize.

      Although we undertake a diligence investigation of each business that we acquire, there may be liabilities of the acquired companies that we fail or are unable to discover during the diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor or other reasons.

The loss of significant customers could materially adversely affect our business.

      In fiscal 2001, our largest customer in our aerospace and defense segment was the U.S. Government and its agencies, which accounted for approximately 90% of net segment sales and 39% of our total net sales. The two largest customers in our GDX Automotive segment were General Motors and Ford. In fiscal 2001, General Motors accounted for approximately 32% of net segment sales and Ford accounted for approximately 23% of net segment sales. In our fine chemicals segment, we rely on a limited number of customers, as well as a limited number of products. For fiscal 2001, a single customer accounted for 52% of net segment sales and the top five customers accounted for 94% of net segment sales.

      A significant decrease or interruption in business from one or more significant customers could have a material adverse effect on the particular segment affected as well as on our overall business and the value of an investment in our securities.

A loss of key personnel or highly skilled employees could adversely affect our business.

      Many of our executive officers are critical to the management and direction of our businesses. Our future success depends, in large part, on our ability to retain these officers and other capable management personnel. In general, we do not enter into employment agreements with our executive officers. In addition, we have entered into severance agreements with several of our officers that allow those officers to terminate their employment under particular circumstances, such as a change of control affecting our company. Although we believe we will be able to attract and retain talented personnel and replace key personnel should the need arise, such as with the impending retirement of Mr. Wolfe, our Chairman, in 2003, our inability to do so could have a material adverse effect on our business, financial condition or results of operations. In addition, because of the complex nature of many of our products and programs, we are generally dependent on an educated and highly skilled workforce. We would be adversely affected by a shortage of available skilled employees.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could adversely affect our business.

      As of November 30, 2001, approximately 60% of our employees were covered by collective bargaining or similar agreements. Of the covered employees, approximately 7% were covered by collective bargaining agreements that are due to expire in 2002. Our inability to negotiate acceptable new agreements with the unions representing our employees upon expiration of the existing contracts could result in strikes or work stoppages. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. During fiscal 1998, our GDX Automotive segment experienced a work stoppage at its Batesville, Arkansas facility that adversely affected its and our results of operations for fiscal 1998. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs, which could have a material adverse effect on our business, financial condition or results of operations. A strike or other work stoppage in the facilities of any of our major customers could also have similar effects on us. In particular, the automotive industry is generally highly unionized and some of our customers have, in the past, experienced significant labor disruptions. For example, our results of operations for the third quarter of fiscal 2001 were negatively impacted by a two-week strike at a Volkswagen plant in Puebla, Mexico.

Our customers operate in industries that are cyclical in nature, which can lead to significant variability in our operating results.

      A majority of our sales are derived from customers that are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the aerospace and defense and automotive industries. General economic or industry specific downturns, or a prolonged disruption in production by one or more of our significant customers, including any such downturns or disruptions occasioned by unforeseen events could have a negative impact on the market for our products and, therefore, could have a material adverse effect on our business, financial condition or results of operations.

We rely on intellectual property and proprietary rights to maintain our competitive position and, therefore, our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business.

      The technological and creative skills of our personnel and our innovative product developments are essential to establishing and maintaining our technology leadership position. We seek to protect our inventions, confidential information and brand names under patent and “trade secret” laws, and through the use of confidentiality procedures and written agreements. However, these laws and our efforts afford only limited protection for our intellectual property and proprietary rights, and we cannot assure you that the same will be successfully protected, or that, if protected, our rights will not be invalidated, circumvented or challenged by our competitors or other third parties. With respect to pending or future patent applications, we cannot assure you that they will be issued with the scope of the claims we have sought, if at all. Furthermore, third parties may develop technologies that are similar or superior to our technology or design around our intellectual property. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary and we may not be able to protect our rights in all jurisdictions. In addition, the laws of some foreign jurisdictions may not afford sufficient protection or provide for a remedy were there to be any such unauthorized copying or use. Moreover, on certain U.S. Government research and development contracts, the U.S. Government retains right to certain of the intellectual property. Our failure to protect adequately our intellectual property and proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

     We may incur liability for infringing the intellectual property rights of others.

      Each of our operating segments has used and intends to use in the future, new technology in our various design and manufacturing processes. We cannot assure you that our products do not and will not be alleged to infringe upon issued patents, pending patent applications or other intellectual property rights of third parties that may relate to our products. For example, in our fine chemicals segment we are aware of the existence of three patents that could impact our right to utilize a key technology. Although we have received an opinion from legal counsel that one of these patents is invalid and that our technology does not infringe upon the other two patents, we cannot assure you that one or more of the parties that hold these patents will not bring an action for patent infringement against us. This and other potential claims, and any resulting litigation, could subject us to significant liability for damages. In addition, even if we prevail, intellectual property litigation could be time consuming and expensive to defend and could result in the diversion of our time and attention from the management and operation of our various businesses. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. The result of any such agreement is likely to be an increase in our product costs in the way of additional royalty payments or other fees.

Our operations and properties are currently the subject of significant environmental claims, and the numerous environmental and other government regulations to which we are subject may become more stringent in the future and may result in increased liability and increased capital expenditures.

      Our operations and ownership or use of real property are subject to a number of foreign, federal, state and local environmental laws and regulations that, among other things, require us to obtain permits to operate and to install pollution control equipment and regulate the generation, storage, handling, transportation, treatment and disposal of hazardous and solid wastes. Our operations also subject us to liability for the cleanup of releases of hazardous substances. The laws and regulations affect not only our current operations, but also could impose liability on us for past operations that were conducted in compliance with then-applicable laws and regulations. Environmental laws and regulations change frequently, and we anticipate that these laws and regulations will become increasingly stringent. It is difficult to predict whether and to what extent compliance with environmental laws and regulations may impact our results of operations or financial condition in the future.

      Due to the nature of our operations, particularly our aerospace and defense operations, we are involved from time to time in legal proceedings involving remediation of environmental contamination from past or present operations or use or ownership of real property, as well as compliance with environmental requirements applicable to ongoing operations. We may also be subject to fines and penalties, toxic tort suits or other third-party lawsuits due to our or our predecessors’ present or past use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We could incur material costs in defending against any such proceedings or claims and an unexpected adverse judgement or cash outlay in one or more of such proceedings or claims could adversely affect our business, operating results and financial condition.

      In fiscal 2001, we incurred costs of $75 million relating to the remediation of environmental contamination, the settlement of environmental claims and general environmental compliance efforts, including $40 million placed into escrow for the San Gabriel Valley BPOU settlement agreement, which is discussed in our Annual report on Form 10-K for the year ended November 30, 2001 and our other reports filed under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus. The nature of environmental investigation and cleanup activities often makes it difficult to determine the timing and amount of any estimated future costs that may be required for remedial measures.

      We are currently involved, together with other companies, in approximately 30 Superfund and non-Superfund remediation sites. Our liability and proportionate share of costs involving two sites in Sacramento, California and Azusa, California have not fully been determined largely due to uncertainties as to the nature and extent of site conditions and our involvement at those sites. Regarding other sites where we are one of numerous potentially responsible parties, while government agencies frequently claim potentially responsible parties are jointly and severally liable at such sites, in our experience, interim and final allocations of liability costs are generally made based on relative contributions of waste. Based on our previous experience, our allocated share has frequently been low, and, in many instances, has been less than 1%. As of February 28, 2002, we had established reserves of approximately $261 million, which we believed to be sufficient to cover our estimated share of the environmental remediation costs at these sites at that time. However, we continually evaluate the adequacy of those reserves and they could change. Also, we are seeking recovery of our costs from our insurers. However, given the many uncertainties involved in assessing liability for environmental claims, we cannot provide you with any assurance that such reserve will be sufficient. In addition, the reserve is based only on known sites and the known contamination at those sites. It is possible that additional remediation sites will be identified in the future or that contamination at previously identified sites will be different than what is currently known.

      Under an agreement with the U.S. Government, the U.S. Government recognizes as allowable for government contract cost purposes up to 88% of the environmental expenses at the Sacramento and Azusa sites. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. Government. Actual reimbursements by the U.S. Government have averaged approximately 80% since 1999. Because these costs are recovered through forward pricing arrangements, our ability to continue to take advantage of this cost-recognition agreement is dependent on Aerojet’s sustaining product volumes under U.S. Government contracts and programs and our ability to continue to perform under those contracts and programs.

      The nature of environmental investigation and cleanup activities often makes it difficult to determine the timing and amount of any estimated future costs that may be required for remedial measures. However, we review these matters and accrue for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount of the liability, usually based upon proportionate sharing, can be reasonably estimated.

      The effect of resolution of environmental matters on results of operations cannot be predicted due to the uncertainty concerning both the amount and timing of future expenditures and future results of operations. However, we believe, on the basis of presently available information, that resolution of these matters and our obligations for environmental remediation and compliance will not materially affect liquidity, capital resources or our consolidated financial condition. We will continue our efforts to mitigate past and future costs through pursuit of claims for insurance coverage and continued investigation of new and more cost effective remediation alternatives and associated technologies. For additional discussion of environmental matters, you should read our Annual Report on Form 10-K for the fiscal year ended November 30, 2001 and our other reports filed under the Exchange Act that are incorporated into this prospectus by reference.

Potential disruptions and liabilities arising from any release or explosion of dangerous materials could materially adversely affect our business, financial condition or results of operations.

      Our aerospace and defense and fine chemicals segments involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion and other products. This handling and/or production could result in incidents that temporarily shut down or otherwise disrupt our manufacturing, causing production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

We may have additional liability resulting from the restatement of our financials for the years ended November 30, 1999 and November 30, 2000.

      In January 2002, we became aware of potential accounting issues at two GDX manufacturing plants in North America. Under the direction and oversight of our audit committee and with the assistance of outside legal advisors and accounting consultants, we conducted an inquiry into these and related accounting issues as well as a more complete evaluation of accounting practices and internal control processes throughout GenCorp. As a result of this process, due primarily to activities at one GDX manufacturing plant, we restated our previously issued financial statements for the first three quarters of fiscal 2001 and for the years ended November 30, 2000 and November 30, 1999 as described in more detail in our Annual Report on Form 10-K for the year ended November 30, 2001. Because of this restatement, we may be subject to claims by third parties or inquiries by governmental agencies, which may impact our business, financial condition and operating results or the price of our common stock.

A significant percentage of our contracts are fixed priced contracts, and, if we experience cost overruns on these contracts, we would have to absorb the excess costs and our profitability would be adversely affected.

      Our contracts generally can be categorized as either “fixed price” or “cost protected” contracts. For fiscal 2001, on both an historical and pro forma basis, a substantial portion of our contracts were fixed price contracts. Under fixed price contracts, we agree to perform specified work for a fixed price and realize all the benefit or detriment resulting from decreases or increases in the costs of performing the contract. As a result, all fixed price contracts present the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed price contract, our profitability and, consequently, our financial condition and results of operations would be adversely affected.

Risks Related to Our Aerospace and Defense Segment

Our aerospace and defense segment is subject to various risks inherent in contracting with the U.S. Government, and a substantial decrease in or loss of U.S. Government contracts would materially adversely affect our business, financial condition and results of operations.

      A substantial portion of our aerospace and defense sales is derived from U.S. Government contracts, and, consequently, we are subject to complex and extensive laws and regulations regarding procurement and data rights. These laws and regulations provide for ongoing audits and reviews of contract procurement, performance and administration and enumerate specific rights that the U.S. Government may have to use technical data and computer software. Our failure to comply, even inadvertently, with these laws and regulations and the laws governing the export of controlled products and commodities could subject us or one or more of our businesses to civil and criminal penalties and, under some circumstances, suspension and debarment from future government contracts and exporting of products for a specified period of time. Sales to the U.S. Government and its agencies accounted for approximately 90% of our aerospace and defense net segment sales and 39% of our total net sales in fiscal 2001.

      Government contracts and subcontracts are by their terms subject to termination by the government or the prime contractor either for convenience or default. The loss of a substantial portion of our government contract business would have a material adverse effect on our business and results of operations. There are significant inherent risks in contracting with the U.S. Government, including risks particular to the aerospace and defense industry, which could have a material adverse effect on our business, financial condition or results of operations. The primary risks include:

•	termination by the U.S. Government of any contract as a result of a default by us could subject us to liability for the excess costs incurred by the U.S. Government in procuring undelivered items from another source;

•	termination by the U.S. Government of any contract for convenience would generally limit our recovery to costs already incurred or committed and limit our profit to work completed prior to termination;

•	modification of U.S. Government contracts due to lack of congressional funding or changes in such funding could subject our contracts to termination or modification;

•	failure to comply, even inadvertently, with the extensive and complex U.S. Government laws and regulations applicable to certain U.S. Government contracts and the laws governing the export of controlled products and commodities could subject us to contract termination, civil and criminal penalties and, under certain circumstances, suspension and debarment from future U.S. Government contracts and exporting of products for a specific period of time;

•	results of U.S. Government audits and review could, in certain circumstances, lead to adjustments to our contract prices, which could be significant;

•	successful bids for U.S. Government contracts or the profitability of such contracts, if awarded, cannot be guaranteed in the light of the competitive bidding atmosphere under which U.S. Government contracts are awarded;

•	the extent to which actual costs exceed projected costs on which our bids or contract prices were based could lower our profitability;

•	uncertain cost factors related to scarce technological skills and components;

•	the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns; and

•	the substantial time and effort required for advanced product design and development design complexity, rapid obsolescence and the potential need for design improvement could negatively affect our profitability.

      The U.S. Government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. Government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired. The U.S. Government also routinely audits our performance under various contracts and may, if appropriate, subsequently conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry and lawsuits may result. Possible consequences include civil and criminal fines and penalties, in some cases, double or treble damages, and suspension or debarment from future government contracting. An adverse result in any legal or administrative proceeding arising from one or more of these audits or investigations could have a material adverse effect on our business, financial condition and results of operations and an investment in our securities.

Our aerospace and defense segment could be adversely impacted by future reductions or changes in U.S. Government spending.

      Our primary aerospace and defense customers include the U.S. Department of Defense and its agencies, NASA and the government prime contractors that supply products to these customers. As a result, we rely on particular levels of U.S. Government spending on propulsion systems for space and defense applications and armament systems for precision tactical weapon systems and munitions applications. These spending levels are not generally correlated with any specific economic cycle, but rather, on the cycle of general political support for this type of spending. The overall U.S. defense budget declined in real terms from the mid-1980s through the early 1990s and has stabilized thereafter. Although the U.S. Department of Defense currently forecasts the defense budget to increase through its fiscal year 2005, we cannot assure you that future levels of defense spending will increase or that levels of defense spending will not decrease in the future. A decrease in U.S. military expenditures, or the elimination or curtailment of a material program in which we are involved, could have a material adverse effect on our business, financial condition or results of operations.

     We may not be able to realize sales and profits from our significant backlog.

      Our significant backlog is derived from contracts with the U.S. Government and depends, in large part, on continued funding by the U.S. Government of the programs in which we are involved. These types of contracts typically permit the U.S. Government to unilaterally modify or terminate the contract or to discontinue funding for a particular program at any time. As a result, we cannot assure you that some part or even all of our current backlog will be realized as revenue. The cancellation of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits in our aerospace and defense segment, and could therefore negatively impact our business, financial condition or results of operations.

We face third-party performance and indemnification risks in connection with some of our U.S. Government contracts.

      In connection with the divestiture of certain of our operations, we have guaranteed performance of a number of U.S. Government contracts by the acquirer or acquirers of those operations and those acquirers have agreed to indemnify us for their non-performance. In the event the non-performance by the acquirers requires us to compensate the U.S. Government under our guarantee obligations, the refusal or inability of the acquirers to indemnify us in full for our losses on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

The aerospace and defense industry is highly competitive.

      We encounter intense competition in bidding for contracts. Some of our competitors have financial, technical, production and other resources substantially greater than ours. In addition, although the downsizing of the defense industry in the early 1990s has resulted in a reduction in the number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors resulting in an increasingly competitive environment. The U.S. Government also has its own manufacturing capabilities in some areas. We cannot assure you that we will be able to compete successfully with our competitors and our inability to do so could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that the U.S. Government will not open to competition programs on which we are currently the sole supplier, which could also adversely affect our profitability.

Aerojet has substantial real estate holdings, the value of which could be significantly affected by changes in the real estate market, government regulations and the possibility that a substantial portion of our property may not be released from existing Superfund site designation.

      Through Aerojet, we own sizable real estate holdings. A significant part of our strategy going forward will focus on unlocking the value we believe is inherent in these real estate assets. Our ability to realize this value will be affected by conditions from time to time in the real estate market in and surrounding Sacramento, California, where most of our real property is located, and in the other areas in which we own real estate, including general or local economic conditions, changes in neighborhood characteristics, real estate tax rates, the cost of operating our properties, governmental regulations and fiscal policies, acts of nature such as earthquakes and floods and other factors which are beyond our control. In addition, the development of our real estate holdings is subject to applicable zoning and other government regulations.

      In addition, our focus on our real estate holdings represents a new venture for us and we expect to need to hire additional qualified personnel to oversee implementation of this strategy. To that end, we have only recently hired a President to oversee our real estate business. As part of our strategy, we may sell or develop our land alone or in conjunction with third parties. If we decide to sell, we may not be able to do so at an attractive price. If we decide to develop the land, partners and/or funding may not be available. As a result, we may not be able to use or develop the land as we currently anticipate, if at all.

Risks Related to Our GDX Automotive Segment

Results of our GDX Automotive segment are dependent upon the commercial success of a limited number of vehicle platforms.

      In fiscal 2001, we derived a substantial portion of our GDX Automotive segment net sales from General Motors’ full size pickup truck and sport utility vehicle and the Ford Explorer. Although the Draftex acquisition provided GDX with a significantly broader range of programs and customers, our GDX Automotive segment’s future operating results will continue to depend significantly upon the continued market acceptance of vehicles for which we are a significant supplier. We cannot assure you that these types of vehicles, or other vehicles for which we are a supplier, will continue to enjoy the market acceptance they have in the past. A decline in the demand for these vehicles as a result of competition, technical change or other factors could have a material adverse effect on the business and financial results of our GDX Automotive segment and on our business, financial condition or results of operations as a whole.

The global automotive vehicle sealing business is highly competitive, and our failure to compete effectively or adverse market conditions could harm our business and profitability.

      The global automotive component supply industry in which our GDX Automotive segment competes is fragmented and highly competitive. Although we believe that we are the second largest automotive vehicle sealing manufacturer in the world, our ability to compete is dependent upon our ability to retain and grow our market share and to adopt successfully new strategies in response to changes in the marketplace.

      The automotive industry is characterized by a small number of original equipment manufacturers, or OEMs, that are able to exert considerable pressure on component suppliers to reduce costs, improve quality and provide innovative design and engineering. In the past, OEMs have generally demanded and received price reductions and measurable increases in quality by implementing competitive selection processes, rating programs and other arrangements. Through increased partnering on platform work, the OEMs have generally required component suppliers, including us, to provide more design engineering input at earlier stages of the development process, the cost of which, in some cases is absorbed by the suppliers. Although we have generally been successful in offsetting losses caused by price reductions through cost reduction initiatives, we cannot assure you that future price reductions, increased quality standards or increased demand for technical innovation, such as better noise reduction, will not have a material adverse effect on our profitability.

      The loss of a production contract on an existing program or the failure to obtain new business to replace programs that are cancelled or terminated could have a material adverse effect on GDX’s business and profitability.

Reductions in production volumes of one or more of our major OEM customers could materially adversely affect our business, financial condition and results of operations.

      GDX’s business depends on the production volumes of its OEM customers which, in turn, depend on consumer confidence and general economic conditions. In the past several months, North American OEMs have taken actions to address economic uncertainties, such as laying-off employees, eliminating particular shifts at their manufacturing facilities and closing plants altogether. The events of September 11, 2001 and the resulting impact has also caused many of the OEMs to take further steps to counteract the economic impact on them of these events. For example, shortly after the terrorist attacks, Ford announced reductions in its North American production plants. Reductions in unit production volumes by Ford or other major OEM customers could have a material adverse effect on our business, financial condition or results of operations.

Risks associated with foreign operations could adversely affect our results of operations.

      With the acquisition of Draftex, our GDX Automotive segment now operates not only in Canada and Germany, but also in China, the Czech Republic, France and Spain. As part of our business strategy, we may expand our operations in these markets and move into other foreign markets. Foreign operations subject us to the risks of doing business abroad, including:

•	currency exchange rate fluctuations;

•	difficulties in staffing and managing foreign operations;

•	political risks;

•	unexpected changes in regulatory requirements;

•	adverse tax consequences from operating in multiple jurisdictions; and

•	global and regional economic slowdowns.

      Any of these factors, among others, could have a material adverse effect on our business, financial condition or results of operations.

An increase in the price or shortage of raw materials could have a material adverse effect on our business.

      The operations of our GDX Automotive segment are dependent on the availability of rubber and other raw materials. Because of this dependence, significant increases in the prices of these raw materials could have a material adverse effect on our results of operations and financial condition. Although we employ a diversified supplier base to mitigate the risk of supply interruption, we cannot assure you that there will not be a shortage of raw materials.

Risks Related to Our Fine Chemicals Segment

We have made significant capital investments in our fine chemicals segment, which we may never recoup.

      We have made significant capital investments in our fine chemicals segment. We are in the process of evaluating a number of strategic alternatives for our fine chemicals segment, one of which may include the sale of all or a portion of this business. If we decide to proceed with a sale of our fine chemicals segment, we may not be able to do so on favorable terms or at a price that is sufficient to recoup our investment.

The fine chemicals industry is highly competitive, and our failure to compete effectively could harm our business and profitability.

      The fine chemicals market is extremely fragmented, with the top one-third of the market in 2001 divided among approximately 13 competitors. Competition is based principally upon on-time delivery, manufacturing capability and expertise, reputation, service, price and reliability of supply. We cannot assure you that we will be successful in obtaining customer contracts on commercially favorable terms, if at all. Furthermore, our success depends to a significant extent on our ability to provide manufacturing service to potential customers at an early stage of product development and on continued technical innovation. We cannot assure you that we will be successful in such efforts.

A decrease in demand for the fine chemical products we manufacture would have an adverse affect on our business, financial condition or results of operations.

      Our fine chemicals segment manufactures both registered intermediates and final active pharmaceutical ingredients used in finished products manufactured by our customers. Typically, there is a relatively lengthy lead-time between finalizing a production contract and the actual production of products under that contract. Accordingly, we rely upon the ability of our customers to anticipate changing customer needs, successfully market the products and obtain necessary regulatory approval. A decrease in demand for our customers’ products would result in lower demand for our products. We cannot guarantee that our customers’ product development efforts will be successful, required regulatory approvals can be obtained on a timely basis, if at all, products can be manufactured at acceptable cost and with appropriate quality or any products, if approved, can be successfully marketed. If customers are not successful in their efforts, they might reduce or cancel their orders and our results of operations likely would deteriorate.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains information that is forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including material contingencies as described in the notes to our audited and unaudited consolidated financial statements, appearing elsewhere in this prospectus. The outcome of forward-looking statements and material contingencies could differ materially from those discussed due to inherent economic risks and changes in prevailing governmental policies and regulatory actions. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on particular assumptions that we have made in light of our experience in our industries, as well as our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider the information in this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements.

      Some important factors that could cause our actual results or the outcome of these forward-looking statements to differ from those expressed in this prospectus include, but are not limited to, the following:

•	the reaction of our employees, shareholders, customers and lenders to the restatement of certain of our financial statement’s including any litigation arising out of such restatement;

•	our ability to secure additional financing;

•	general economic trends affecting our markets and product offerings;

•	changes in the short-term and long-term plans of major customers and potential customers;

•	governmental and regulatory policies, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs;

•	an unexpected adverse result or required cash outlay in any toxic tort or other environmental or other litigation, proceeding or investigation pending against us;

•	our acquisition and disposition of businesses and joint venture activities;

•	vehicle sales and production rates of major automotive programs in the United States and abroad, particularly vehicles for which we supply components;

•	the level of funding secured by the U.S. Department of Defense and the National Aeronautics and Space Administration, or NASA, for aerospace and defense programs for which we are a supplier;

•	future funding for commercial launch vehicles and propulsion systems;

•	our ability to achieve the anticipated savings from the restructuring and other financial management programs that we have implemented;

•	our ability to complete successfully the entitlement process and related pre-development activities for our real estate;

•	the market for our real estate in Northern California;

•	fluctuations in currency exchange rates and other risks associated with foreign operations;

•	our ability to satisfy contract performance criteria;

•	our ability to maintain a high level of product performance, particularly related to the continued success of our launch vehicle propulsion platforms;

•	an adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting our right to utilize technology, particularly in our fine chemicals segment;

•	intense competition from competitors in each of our businesses;

•	pricing pressures from our major customers, particularly in our GDX Automotive segment;

•	potential liabilities which could arise from any release or explosion of dangerous materials;

•	work stoppages at one or more of our facilities or at a facility of one of our significant customers; and

•	cost escalation and availability of suitable energy sources in the locations where we operate, particularly in Northern California, which has experienced power shortages in the recent past.

      Additional risks may be described from time to time in a prospectus supplement or in our filings with the Securities and Exchange Commission. All of these risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	acquisitions;

•	capital expenditures;

•	working capital; or

•	any other purpose we may specify in a prospectus supplement

      Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

      The following table shows our consolidated ratio of earnings to fixed charges for the three months ended February 28, 2002 and for each of the five most recent fiscal years:

		Year ended November 30,
	Three Months ended
	February 28, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	3.0	4.4	5.2	10.1	8.5	4.9

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income or loss from continuing operations before income, taxes, plus fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest expense. As of the date of this prospectus, we have no cumulative preference stock outstanding. As a result, our ratio of earnings to fixed charges and preferred stock dividends would have been the same as a ratio of earnings to fixed charges for the periods presented.

DIVIDEND POLICY

      During each quarter in 2000 and 2001 and for the first and second quarters of 2002, we paid a quarterly cash dividend on our common stock of $0.03 per share.

      We have paid cash dividends every quarter since 1937. Our board of directors considers the payment of dividends based upon the earnings and financial condition of the company, as well as other relevant considerations. In addition, our senior credit facilities impose limitations on the payment of dividends.

DESCRIPTION OF THE DEBT SECURITIES THAT WE MAY OFFER

      The following description of the debt securities that we may offer, together with the additional information included in any prospectus supplement, describes the material terms and conditions of debt securities that we may issue but is not complete. For a complete description of the terms of the debt securities, please refer to the applicable indenture between us and a trustee to be selected under which the debt securities offered will be issued. A form of indenture relating to any senior debt securities to be issued has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. If we offer any subordinated debt securities, terms of subordination will be described in a prospectus supplement and a supplement to the indenture. Any indenture that we enter into for these purposes will not limit the aggregate amount of debt securities that may be issued. The debt securities may be issued from time to time in more than one series and may be issued at a discount from their stated principal amount and in any currency designated by us.

      Our debt securities will be general unsecured obligations. Any senior debt securities that we offer will rank equal with all of our other unsecured, unsubordinated obligations. Any subordinated debt securities that we issue will rank junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the applicable prospectus supplement and supplemental indenture. In addition, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with the funds to satisfy our payment obligations. As a result, any debt securities that we issue will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

General

      We may, in our discretion, issue several distinct series of debt securities under one or more indentures. The terms of the particular debt securities offered may vary from the terms described in this prospectus and may contain some or all of the following:

•	the title of the debt securities;

•	whether the debt securities are senior or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the purchase price of the debt securities, expressed as a percentage of the principal amount;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

•	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

•	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates, the record dates for those interest payment dates and the basis upon which interest shall be calculated;

•	if other than the location specified in this prospectus, the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

•	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

•	the terms and conditions of any sinking fund, repurchase right or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

•	the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

•	any additions or changes to the events of default in the respective indentures;

•	any additions or changes with respect to the other covenants in the respective indentures;

•	the terms and conditions, if any, upon which the debt securities may be convertible into cumulative preference stock, depositary shares, common stock or other securities;

•	the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture not specified in this prospectus.

The prospectus supplement may also describe special federal income tax consequences of the debt securities, including any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, will become due and payable.

      In addition, the material U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars will be described in the applicable prospectus supplement.

      Under any indenture, we will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created in the applicable supplemental indenture, in an aggregate principal amount determined by us. All debt securities issued under any particular indenture, including those issued pursuant to any reopening of a series, will vote together as a single class.

Conversion or Exchange Rights

      The terms on which a series of notes may be convertible into or exchangeable for common stock or other of our securities will be described in a prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock or other of our securities to be received by the holders of such series of notes would be subject to adjustment.

Consolidation, Merger or Sale

      Unless otherwise noted in a prospectus supplement, the indenture will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of our assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Covenants

      Under the indenture, we will agree to:

•	maintain an office or agency as a place of payment;

•	deposit sufficient funds with any paying agent or trust, on and before the due date for any principal, interest or premium;

•	pay all taxes and other assessments imposed on us or our subsidiaries or their properties;

•	maintain all business properties in working order;

•	preserve our existence, charter and statutory rights, and franchises, and cause our subsidiaries to do the same; and

•	comply with all applicable laws.

      Any restrictive covenants applicable to any particular series of debt securities will be described in a prospectus supplement.

Events of Default Under the Indenture

      Unless otherwise indicated in a prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

•	failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal or premium, if any, when due;

•	failure to observe or perform any other covenant contained in the applicable series of debt securities or the indenture, other than a covenant specifically relating to another series of notes, if the failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	if the series of notes is convertible into shares of common stock or other of our securities, our failure to deliver common stock or the other securities when the holder or holders of the debt securities elect to convert them into shares of common stock or other of our securities as provided in the applicable debt securities; and

•	certain events of bankruptcy, insolvency or reorganization of GenCorp., but not of our subsidiaries.

The supplemental indenture or the form of debt security for a particular series of debt securities may include additional events of default or changes to the events of default described above. If any additional or different events of default apply to a particular series of debt securities, they will be described in the prospectus supplement relating to that series.

      If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the indenture trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless the default or event of default has been cured in accordance with the indenture.

      Any waiver will be deemed to cure the default or event of default to which the waiver relates.

      Subject to the terms of the indenture, as supplemented, if an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holders have offered reasonable indemnity to the trustee to institute the proceedings as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

      We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indenture.

Defeasance

      We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series if:

•	no event of default has occurred or would occur as a result of this deposit or, in the case of an event of default relating to our bankruptcy, insolvency or reorganization, within 90 days of the deposit; and

•	we deliver an opinion of counsel that the tax matters described below are not applicable.

      If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture and we will be released from our obligations to comply with the covenants described above, except for our obligations relating to registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities and our obligations to maintain an office or agency in respect of the debt securities and hold moneys for payment in trust.

      Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder may be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders may be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Modification of Indenture; Waiver

      We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption, by a successor person or the acquirer of all or substantially all of our assets, of our obligations under the indenture and the debt securities issued under the indenture;

•	to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us; and

•	to comply with any requirement in connection with the qualification of an indenture under the Trust Indenture Act.

      In addition, under the indenture, we may change the rights of holders of a series of debt securities and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of the principal of, or any installment of interest on, any such series of debt securities; or

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities.

      In addition, any reduction in the percentage of principal amount of debt securities, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of debt securities which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

      Debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to the series.

      The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary. If the securities are sold directly by us, the accounts to be credited will be designated by the underwriters, agents or us.

      Beneficial interest in global securities will be limited to participants or persons that hold interests through them. Ownership and transfer of beneficial interest will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interest in a global security.

      The depositary registered as owner of such global security will be the sole owner for all purposes of the applicable indenture. Unless the prospectus supplement provides otherwise, each owner of beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of a global security.

      To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal, interest and premium, if any, and interest on a global security. Payments of principal, premium and interest on debt securities will be made to the registered depositary or its nominee.

      We, the trustee, any paying agent and the registrar of debt securities will have no responsibility or liability to record payments made on account of beneficial ownership interests.

      At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the applicable prospectus supplement, if any, or in the applicable supplemental indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Trustee

      The trustee, other than when an event of default under the indenture has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the indenture and, upon an event of default under the indenture, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of the interest.

      Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two (2) years after the principal, premium or interest has become due and payable will be repaid to us, and after that time the holder of the security may look only to us for payment of those amounts.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Subordination of Subordinated Debt Securities

      The payment of the principal of premium, if any, and interest on any subordinated debt securities will rank junior in right of payment to the prior payment in full of all senior indebtedness to the extent described in a prospectus supplement.

DESCRIPTION OF THE CAPITAL STOCK

AND RELATED RIGHTS THAT WE MAY OFFER

      As of the date of this prospectus, our authorized capital stock consists of 150.0 million shares of common stock, par value $0.10 per share, and 15.0 million shares of cumulative preference stock, par value $1.00 per share. Approximately 575,000 shares of the cumulative preference stock have been designated as Series A cumulative preference stock. As of March 31, 2002, approximately 43.1 million shares of common stock and no shares of cumulative preference stock were outstanding.

Common Stock

      Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any cumulative preference stock. Our senior credit facilities, however, impose some limitations on our ability to pay dividends.

      Except as otherwise provided by law or stated below, the holders of our common stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preference stock, without regard to series. The holders of our common stock do not have cumulative voting rights. The holders of our common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Cumulative Preference Stock

      Our cumulative preference stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by our Board of Directors and with such rights, preferences and limitations as are fixed by the Board of Directors or required by law. Satisfaction of dividend preferences of any outstanding cumulative preference stock would reduce the amount of funds available for the payment of dividends on our common stock. In addition, holders of cumulative preference stock would be entitled to receive a preferential payment before any payment is made to holders of common stock in the event of our voluntary or involuntary liquidation, dissolution or winding up.

      Subject to limited exceptions, in addition to the right to vote, as a single class together with the common stock, for the election of directors and on all other matters submitted to a vote of the holders of common stock including the lease, sale, exchange, transfer or other disposition of all or substantially all of our property, assets or business or our consolidation or merger with or into another corporation, the affirmative vote of the holders of a majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required to effect or validate certain actions, including, among other things,

•	the authorization or creation of any stock, or any security convertible into stock, ranking prior to the cumulative preference stock;

•	an increase in the number of authorized shares of cumulative preference stock or of any other stock of any class ranking prior to or on a parity with the cumulative preference stock or of any security convertible into stock of any class ranking prior to or on parity with the cumulative preference stock; or

•	the sale, lease or conveyance of all or substantially all of our property or business, or a consolidation or merger with any other company, subject to a limited number of exceptions. The affirmative vote of the holders of a super majority of the cumulative preference stock, voting separately as a class, and in some cases by series, is required for the alteration, amendment, or repeal of any provision of our Articles of Incorporation or specified provisions our Code of Regulations which would adversely affect the rights or preferences of that stock or series.

      If the payment of six quarterly dividends, whether or not consecutive, is in default, the holders of the cumulative preference stock, voting separately as a class, in addition to all other voting rights, are entitled to call a special meeting of shareholders to elect two additional members to our Board of Directors. When all dividends on the cumulative preference stock in default have been paid, the holders power to elect the two additional directors at subsequent elections of directors becomes null and void until a new default occurs. The holders of cumulative preference stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or securities convertible into our stock.

      Although the cumulative preference stock is designed to give us more flexibility in meeting our financial needs from time to time, the issuance of cumulative preference stock could have anti-takeover effects. The authority of the Board of Directors to issue additional cumulative preference stock could be used to dilute stock ownership of a person or entity seeking to take control of our company. The cumulative preference stock could be issued to persons or entities who would support the Board of Directors in opposing a takeover bid that the Board determines is not in our best interests or in those of our shareholders and employees.

      The cumulative preference stock of any series may be redeemed in whole or in part, at our option, by vote of the Board of Directors, or by operation of any sinking fund provided for in any particular series of cumulative preference stock, at the time, or from time to time, at the redemption price or the respective redemption prices fixed by the Board of Directors or the sinking fund provisions as provided in the Articles of Incorporation upon notice given as provided in the Articles.

Shareholder Rights Plan

      In January 1997, the Board of Directors extended our Shareholder Rights Plan for ten years. When the Shareholder Rights Plan was originally adopted in 1987, the directors declared a dividend of one Preferred Share Purchase Right, or Right, on each outstanding share of common stock, payable to shareholders of record on February 27, 1987. Rights outstanding as of November 30, 2001 and 2000 totaled 43.1 million and 42.4 million, respectively. The Shareholder Rights Plan provides that under the circumstances described below, each Right will entitle shareholders to buy one one-hundredth of a share of a new Series A Cumulative Preference Stock at an exercise price of $100 per Right. The Rights are exercisable only if a person or group acquires 20% or more of our common stock or announces a tender or exchange offer that will result in such person or group acquiring 30% or more of our common stock. We are entitled to redeem the Rights at two cents per Right at any time until 10 days after a 20% position has been acquired, unless the Board of Directors elects to extend that time period. However, no extension may exceed 30 days. If we are involved in certain transactions after the Rights become exercisable, a holder of Rights, other than Rights beneficially owned by a shareholder who has acquired 20% or more of our common stock, which Rights become void in that circumstance, is entitled to buy a number of acquiring company’s common shares, or our common stock, as the case may be, having a market value equal to twice the exercise price of each Right. The exercise of Rights therefore potentially have a dilutive effect. The Rights expire on February 18, 2007. Until a Right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

      As of November 30, 2001, 575,000 shares of $1.00 par value Series A Cumulative Preference Stock were reserved for issuance upon exercise of Preferred Share Purchase Rights.

Anti-takeover Provisions in Our Charter and Bylaws

      Pursuant to our Articles of Incorporation, the Board of Directors is divided, with respect to the terms for which the directors severally hold office, into three classes as nearly equal in number as the total number of directors constituting the whole Board of Directors permits, with the three-year term of office of one class of directors expiring each year. This provision may be amended only by the affirmative vote of not less than 80% of our total voting power. In addition, our Code of Regulations, or bylaws, provides that:

•	directors may be removed, with or without cause, only by the affirmative vote of the holders of not less than 80% of our voting power entitled to elect directors in place of those being removed;

•	the Board of Directors may fix the number of directors within a range of seven to seventeen directors, to the extent consistent with applicable law; and

•	the size of the Board of Directors may be increased or decreased within the specified range only by the affirmative vote of a majority of the Board or by the holders of not less than 80% of our voting power.

      Our Code of Regulations also contains provisions relating to the size of, and filling vacancies on, the Board of Directors and the removal of directors which may be amended only by the affirmative vote of not less than 80% of our voting power. Subject to compliance with this restriction, the provisions of our Code of Regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on the proposal, or by the written consent of the holders of record of shares entitling them to exercise two-thirds of the voting power on the proposal, subject to certain exceptions.

      Although these provisions are intended to encourage potential acquiring persons to negotiate with our Board of Directors and to provide for continuity and stability of management, the combination of the provisions in our Articles of Incorporation and Code of Regulations may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the Board, these provisions may render more difficult, and may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent Board of Directors.

Ohio Control Share Statute

      Section 1701.831 of the General Corporation Law of the State of Ohio requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. The Articles of Incorporation and Code of Regulations do not contain a provision opting out of this statute.

      Chapter 1704 of the General Corporation Law of the State of Ohio prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute, and we have not made this election; or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

      After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A Chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. The application of Chapter 1704 and Section 1701.831 may have the effect of delaying, deferring or preventing our change of control involving our company.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

      The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of cumulative preference stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

General

      We may elect to offer fractional interests in shares of cumulative preference stock instead of whole shares of cumulative preference stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of cumulative preference stock, as described in the relevant prospectus supplement, of a share of cumulative preference stock.

      The shares of cumulative preference stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the cumulative preference stock underlying that depositary share, to all the rights and preferences of that cumulative preference stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

      Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

      Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions in respect of the cumulative preference stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

      If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

      Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to cumulative preference stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

      Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of cumulative preference stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related cumulative preference stock series on the basis described in the relevant prospectus supplement, but holders of those whole cumulative preference stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related cumulative preference stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; Liquidation

      The terms on which the depositary shares relating to the cumulative preference stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Conversion

      The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the cumulative preference stock represented by these depositary shares.

Voting

      Upon receiving notice of any meeting at which cumulative preference stockholders of any series of cumulative preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of cumulative preference stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of cumulative preference stock underlying that holder’s depositary shares. The depositary will vote the cumulative preference stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of cumulative preference stock, it will abstain from voting those cumulative preference stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and Termination of Deposit Agreement

      The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all cumulative preference stock of the relevant series has been withdrawn;

•	there has been a final distribution in respect of the relevant series of cumulative preference stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

•	all outstanding depository shares have been converted into or exchanged for other securities; or

•	upon determination by us to terminate the deposit agreement.

Charges of Depositary

      We will pay all charges of each depositary in connection with the initial deposit and any redemption of the cumulative preference stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

      Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our cumulative preference stockholders.

      Neither any depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of its duties under that agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or cumulative preference stock unless it is provided with satisfactory indemnity. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting cumulative preference stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

Title

      We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

      A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS WE MAY OFFER

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or our cumulative preference stock, at a future date or dates. The price per share of common stock or cumulative preference stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase our common stock or cumulative preference stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units to the extent not otherwise described in this prospectus.

DESCRIPTION OF WARRANTS THAT WE MAY OFFER

General Description of Warrants

      We may issue warrants for the purchase of debt securities, cumulative preference stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

Debt Warrants

      The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

      The prospectus supplement relating to a particular issue of warrants to issue common stock or cumulative preference stock will describe the terms of the common stock warrants and cumulative preference stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or cumulative preference stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of common stock or cumulative preference stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

      Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or common stock or shares of cumulative preference stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

      Until a holder exercises the warrants to purchase our debt securities, cumulative preference stock or common stock, the holder will not have any rights as a holder of our debt securities, cumulative preference stock or common stock, as the case may be, by virtue of ownership of warrants.

PLAN OF DISTRIBUTION

      We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers, including our affiliates and shareholders, in a rights offering;

•	through agents; or

•	through a combination of any of these methods.

      The prospectus supplement will include the following information when not otherwise described in this prospectus:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of these methods, at a fixed public offering price, at market prices prevailing at the time of sale or at prices related to such market prices, at varying prices determined at the time of sale or at other negotiated prices. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriting syndicate is used, the managing underwriters will be specified on the cover of the prospectus supplement. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

      Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

      If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. In addition, dealers and agents named in a prospectus supplement may also be deemed to be underwriters within the meaning of the Securities Act. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

      As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

General Information

      Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

      Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange and the Chicago Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on the New York Stock Exchange and the Chicago Stock Exchange.

LEGAL MATTERS

      Except as set forth in the applicable prospectus supplement, Jones, Day, Reavis & Pogue, New York, New York will opine for us upon the validity of our debt securities, common stock, cumulative preference stock, and, warrants.

EXPERTS

      Ernst & Young LLP, independent auditors, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended November 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION BY REFERENCE

      We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning it operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

      We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 1-1520) and any filings that we make with the Securities and Exchange Commission on or after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of resale of all of the notes by the selling securityholders under this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2001;

•	Our Annual Proxy Statement dated March 8, 2002;

•	Our Quarterly Report on Form 10-Q dated April 3, 2002;

•	Current Reports on Form 8-K dated December 3, 2001, March 8, 2002, March 28, 2002, April 3, 2002, April 18, 2002, April 24, 2002 and May 20, 2002;

•	the description of our capital stock contained in our Registration Statement on Form 10 and May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989.

      Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporate by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

      The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

      You may request a copy of these filings, or any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

GenCorp Inc.
P.O. Box 537012
Sacramento, California 95853-7012
Attention: Secretary
(916) 355-4000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following is a list of the estimated expenses of the issuance and distribution of the securities being registered, other than any underwriting discounts or commissions, all of which are payable by GenCorp.

SEC Registration Fee	$27,600
Legal fees and expenses	125,000
Accounting fees and expenses	100,000
Listing fees and expenses	10,000
Trustees’, Registrar and Transfer Agents’, Depositaries’ and Warrant Agents’ fees and expenses	25,000
Miscellaneous	35,000

Total	$322,600

All of the above items, except for the registration fee, are estimates.

Item 15.     Indemnification of Directors and Officers.

      Article Two, Section 10 of the Code of Regulations of the Registrant concerns indemnification of the Registrant’s directors and officers and provides as follows:

      “The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee, member, manager or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

      The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.”

      Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by Section 1701.13(E)(3) of the Ohio General Corporation Law.

      The Registrant maintains and pays the premiums on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant, even if the Registrant does not have the obligation or right to indemnify such person against such liability or expense.

      The Registrant has entered into indemnity agreements with certain of its executive officers and directors to indemnify them against liability and expenses, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant.

Item 16.     Exhibits.

      The following documents are exhibits to the Registration Statement.

Exhibit
Number		Description

1	.1**	Underwriting Agreement.
4.1		Amended and Restated Rights Agreement (with exhibits) dated as of December 7, 1987 between GenCorp and Morgan Shareholder Services Trust Company as Rights Agent, filed as Exhibit D to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 1987 (File No. 1-1520) and incorporated herein by reference.
4.2		Amendment to Rights Agreement among GenCorp, The First Chicago Trust Company of New York, as resigning Rights Agent and The Bank of New York, as successor Rights Agent, dated August 21, 1995, filed as Exhibit A to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-1520) and incorporated herein by reference.
4.3		Amendment to Rights Agreement between GenCorp and The Bank of New York as successor Rights Agent, dated as of January 20, 1997, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 20, 1997 (File No. 1-1520) and incorporated herein by reference.
4.4		Indenture dated April 5, 2002 between GenCorp Inc. and The Bank of New York, as trustee, relating to GenCorp’s 5.75% Convertible Subordinated Notes due 2007, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-89796) and incorporated herein by reference.
4	.5**	Form of Indenture relating to Debt Securities.
4	.6**	Form of Debt Securities (included in Exhibit 4.5).
4	.7**	Form of Warrant Agreement.
4	.8**	Form of Warrant Certificate (included in Exhibit 4.7).
4	.9**	Form of Deposit Agreement
4	.10**	Form of Depositary Receipt (included in Exhibit 4.9)
4	.11**	Form of Stock Purchase Contract Agreement
5	.1**	Opinion of Jones, Day, Reavis & Pogue.

Exhibit
Number		Description

12.1		Calculation of Ratio of Earnings to Fixed Charges, filed as Exhibit 12.1 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-89796) and incorporated herein by reference.
23	.1*	Consent of Ernst & Young LLP, Independent Auditors.
23	.2**	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
24	.1*	Powers of Attorney.
25	.1***	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture relating to the Debt Securities.

*	Filed herewith

**	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-3 thereunder.

Item 17.     Undertakings.

      The undersigned registrant hereby undertakes:

      1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4.     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      5.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      6.     That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      7.     That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      8.     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on June 19, 2002.

GENCORP INC.

By:	/s/ TERRY L. HALL

Terry L. Hall
Senior Vice President and
Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form 3-3 has been signed below by the following persons in the capacities on June 19, 2002.

Signatures	Title

* Robert A. Wolfe	Chairman, Chief Executive Officer and President Principal Executive Officer

* Yasmin R. Seyal	Senior Vice President and Chief Financial Officer; Treasurer (Principal Financial and Accounting Officer)

* J. Robert Anderson	Director

* J. Gary Cooper	Director

* James J. Didion	Director

* Irving Gutin	Director

* William K. Hall	Director

* James M. Osterhoff	Director

* Steven G. Rothmeier	Director

* Sheila E. Widnall	Director

*By:	/s/ TERRY L. HALL

Terry L. Hall
Attorney-in-Fact
Pursuant to Powers of Attorney filed Herewith or Previously with the Commission

EXHIBIT INDEX

Exhibit
Number	Description

23.1	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Powers of Attorney.